Exhibit 10.1

November 13, 2012

Personal and Confidential

Lawrence P. Molloy

PetSmart, Inc.

19601 North 27th Avenue

Phoenix, Arizona 85027

Dear Chip:

This letter agreement (“Agreement”) sets forth the terms and conditions of the package we are offering you to retain and reward your services until you leave PetSmart. This offer will expire twenty one (21) calendar days from the letter date above.

1.	RESIGNATION. You agree that your last day as an executive officer of PetSmart, Inc. and any of its affiliated entities (collectively the “Company” or “PetSmart”) will be June 30, 2013 (the “Transition Date”). You also agree to voluntarily resign from any position you may hold with the Company and its affiliates and subsidiaries effective as of the close of business on March 31, 2014 (the “Separation Date”). You agree to sign a resignation letter substantially in the form attached hereto as Exhibit D and Exhibit E respectively, on each of the Transition Date and the Separation Date.

2.	TRANSITION. In order to allow for an orderly transition of your duties, you agree to continue your employment with the Company as Executive Vice President and Chief Financial Officer through the Transition Date. During this period you may choose to work from home on Fridays. After the Transition Date and through the Separation Date (the “Transition Period”), you will continue your employment with the Company as a special advisor to the Chief Executive Officer. Assigned activities will be directed by the Chief Executive Officer and are expected to include, among other things, providing input on required filings with the United States Securities and Exchange Commission (the “SEC”) that are anticipated up until the Separation Date. You will also provide guidance and transition assistance as requested by the Company when the Company chooses to hire a new Chief Financial Officer, which may occur at any time prior to the Separation Date. Routine contacts and schedules during the Transition Period will be mutually agreed upon between you and the Chief Executive Officer.

3.	BENEFITS AND COMPENSATION. Except as otherwise provided in this Agreement, you will continue to participate in the employee benefit plans maintained by the Company during the remainder of your employment in accordance with the applicable terms of each plan. You will cease to participate in such plans effective with the Separation Date or such earlier date as provided in the applicable employee benefit plan. In the event you terminate your employment before the Transition Date or Separation Date, as applicable, the benefits, compensation and other rights described below will terminate as of such earlier termination date.

A.	Salary and Release Consideration. You will continue to receive a salary of $45,833 per month ($550,000 annual rate) through the Transition Date and thereafter will receive $40,833 per month ($490,000 annual rate) through the Separation Date, less applicable tax withholding. In addition, as consideration for signing the Second Release (as defined in Section 11) in connection with your termination of employment with the Company on the Separation Date or your last day of employment with the Company, if earlier, you will receive a payment of $45,000, less applicable tax withholding (the “Release Consideration”), within thirty (30) days after the Separation Date or your last day of employment with the Company, if earlier; provided, however, that if the Second Release is not signed by the Separation Date or is revoked thereafter in accordance with its terms, you will forfeit the Release Consideration.

Lawrence Molloy

November 13, 2012

B.	2012 and 2013 Participation in ESTIP. You will continue participation in the Executive Short-Term Incentive Plan (“ESTIP”) through the Transition Date. For the 2012 fiscal year, your current target award of 85% of your salary will remain unchanged. For the 2013 fiscal year, your target award will be 85% of the salary you earn through the Transition Date. You will not be eligible to participate in the ESTIP with respect to the 2014 fiscal year.

C.	Stock Options and Performance Share Units. Your rights under any current stock option and performance share unit agreements are governed by the terms of the applicable agreements and related plan documents; provided, however, that you will be entitled to receive a prorated portion of the performance share units deemed earned by the Company’s Compensation Committee following the 2014 fiscal year-end under the award granted to you on March 14, 2012, based on the number of months worked through the Separation Date as a percentage of thirty-six (36) months.

You will not receive any new or additional long term equity-based awards for the 2013 and 2014 fiscal years.

D.	Vacation. You will continue to accrue vacation through the Transition Date and you will be paid for all earned but unused vacation hours in accordance with PetSmart’s standard policy within 30 days after the Transition Date, less applicable tax withholding. No vacation will accrue after the Transition Date.

E.	SmartChoices Benefits Plan. The Company will continue to provide you with health, life and disability insurance coverage pursuant to the SmartChoices Benefits Plan through the Separation Date, subject to the terms and conditions of such plan. Thereafter, you may continue or convert coverage to an individual policy to the extent provided under the SmartChoices Benefits Plan and applicable insurance policies. You will be solely responsible for paying the cost of any such continued or converted coverage.

Lawrence Molloy

November 13, 2012

F.	Executive Benefit Programs. You will be able to continue to participate in the Company’s executive benefit programs through the Transition Date. The Company will pay to you, within thirty (30) calendar days after the Transition Date, the dollar amount of any financial planning and related services included as part of the Executive Choice Program based on participation for the full 2013 calendar year for which you were eligible to have been paid by the Company and for which you have not already been paid as of the Transition Date. In addition, you will be eligible for the yearly medical examination under the Executive Physical Program through the Transition Date and may schedule such examination at any date prior to the Transition Date.

G.	Other Compensation. Except as expressly provided in this Agreement, you will not receive from the Company and agree you are not entitled to any additional compensation (including but not limited to salary, fees, vacation, bonuses, stock, stock options, performance share units, or restricted stock), severance or benefits (including but not limited to any car allowance or long distance telephone fees) after the Separation Date except those that are inalienable under applicable law (such as any vested account balance under the SaveSmart 401(k) Plan and COBRA continuation coverage under applicable group health plans). In addition, any amounts you contributed under the Employee Stock Purchase Plan and any vested account balance under the Deferred Compensation Plan will be returned or distributed to you pursuant to the respective plan documents.

4.	COOPERATION WITH COMPANY. In exchange for the consideration afforded by this Agreement, you agree you will cooperate with the Company on all business or legal matters as to which the Company may request assistance.

5.	INSIDER TRADING POLICY. You acknowledge and agree you continue to be bound by the PetSmart Insider Trading Policy and the laws, rules and regulations of the SEC. If you currently, or at the Separation Date, are subject to limitations on your ability to buy or sell Company stock or have otherwise been notified by the appropriate legal counsel of the Company that you are prohibited from buying or selling Company stock, the Company strongly recommends you continue to abide by your obligations in these areas. Should you have any questions with regard to your obligations please refer to the Insider Trading Policy available at www.petm.com.

6.	EXPENSE REIMBURSEMENTS. You agree to submit your final documented expense reimbursement statement reflecting all business expenses you have incurred within ten (10) business days after the Separation Date or such earlier date on which your employment with the Company ends.

7.	RETURN OF COMPANY PROPERTY. On or before the Separation Date, you shall return to the Company all Company documents (all originals and all copies thereof,

Lawrence Molloy

November 13, 2012

whether in paper, hard copy, computer files or other electronic form) and other Company property you have had in your possession at any time including, but not limited to, Company files, emails, email attachments, notes, drawings, records, business plans and forecasts, financial information, customer information, specifications, training materials, personnel information, sales and marketing information, computer-recorded information, tangible property (including, but not limited to, credit cards, laptops, entry cards, identification badges and keys) and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You may retain your Company issued cell phone and iPAD at no cost; however, you will be responsible for obtaining a new service provider at your own expense within thirty (30) days of the Separation Date or such earlier date on which your employment with the Company ends.

8.	PROPRIETARY INFORMATION AND NON-COMPETITION. You acknowledge your continuing obligations under and agree to be bound by the Confidentiality Agreement attached hereto as Exhibit A. You also acknowledge your continuing obligations under the Agreement not to Compete and Non-Solicitation Agreement that you executed in connection with your initial hire, and also agree to be bound by the Non-Compete and Non-Solicitation Agreement attached hereto as Exhibit B. You further agree that in your position at PetSmart you have been given confidential, proprietary, and trade secret information and that acceptance of a position with a competitor of PetSmart will inevitably result in disclosure of PetSmart confidential and proprietary information.

You agree not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized officer of the Company except as may be required by law or in any judicial process. You further agree until eighteen (18) months from the Separation Date, you will not directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with any PetSmart Competitor.

“PetSmart Competitor” is defined to mean any entity engaged in whole or in part in the pet retail or pet services industry that: (i) if it is primarily engaged in the pet retail or pet services industry, has annual gross revenue related to pets, pet retail or pet services (collectively, “Pet-related Revenue”) of at least $100 million (including, but not limited to Petco, Pet Supplies Plus, Pet Supermarket, Pet Food Express, Pet Valu (Canada), Super Pet (Canada) Petland (US and Canada)); or (ii) if it is not primarily engaged in the pet retail or pet services industry, its annual Pet-related Revenue equals or exceeds 20% of its total annual revenue as measured by Generally Accepted Accounting Principles. In addition, notwithstanding the foregoing, “PetSmart Competitor” shall also mean WalMart and Target.

9.

REFERENCE/NON-DISPARAGEMENT. You agree you will not disparage the Company or its officers, associates, or affiliates, any projects or assignments you worked on or performed during your tenure with the Company, or matters that have come within your knowledge as a result of your position with the Company. You and the Company mutually acknowledge that it would be difficult to ascertain the exact amount of damages

Lawrence Molloy

November 13, 2012

incurred by the Company in the event of any breach of the non-disparagement provision contained herein by you, and that, in addition to all other remedies provided elsewhere in this Agreement or by law, the Company will be entitled to recover from you, as liquidated damages, the sum of one hundred and fifty thousand dollars ($150,000) for each proven breach of the non-disparagement provision contained herein. It is agreed that this sum represents a reasonable estimate of the damages that would accrue to the Company. Nothing in this paragraph prohibits your cooperation in any investigation by any government agency.

10.	[RESERVED].

11.	RELEASE. In exchange for the benefits herein and as a condition of receiving any benefits under this Agreement, you agree to execute, (a) initially, in connection with and as of the time of your execution of this Agreement and (b) secondly, as a condition for receipt of the Release Consideration and as of the Separation Date or your last day of employment with the Company, if earlier (the “Second Release”), a release in substantially the form attached hereto as Exhibit C, which completely releases the Company to the fullest extent permitted by law from all claims you may have against the Company as of the dates you execute the releases, except to the extent provided therein.

12.	CONFIDENTIALITY. The provisions of this Agreement shall be held in strict confidence by you and shall not be publicized or disclosed in any manner whatsoever; provided however, that you may disclose this Agreement in confidence (a) to your immediate family; (b) to your attorneys, accountants, auditors, tax preparation advisors, and financial advisors; and (c) as necessary to enforce this Agreement’s terms and/or as otherwise required by law or as necessary to comply with the terms of this Agreement.

The Company agrees to hold the provisions of this Agreement in strict confidence and shall not publicize or disclose outside of the Company, provided however, that it may disclose this Agreement (a) in confidence to its attorneys, accountants, and tax advisors; and (b) as necessary to enforce this Agreement’s terms and/or as otherwise required by law or as necessary to comply with the terms of this Agreement.

13.	BREACH OF AGREEMENTS. You acknowledge and agree that your right to any of the benefits or payments made or owing to you under this Agreement shall, without the need for prior written notice from the Company, terminate immediately upon the occurrence of any of the following:

(i)	you breach the Confidentiality Agreement identified in Section 8 or any similar confidentiality agreements entered into between you and the Company, or you breach any time prior to the eighteen (18) month anniversary of the Separation Date, the Non-Compete and Non-Solicitation Agreement identified in Section 8 or any similar non-competition, or non-solicitation agreements entered into between you and the Company;

Lawrence Molloy

November 13, 2012

(ii)	you become employed by or provide any consulting or professional services (paid or unpaid) at any time prior to the eighteen (18) month anniversary of the Separation Date to a “PetSmart Competitor” as defined in Section 8 or engage in actions prohibited by this Agreement;

(iii)	you own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, are employed by, or connected in any manner with, any enterprise, or entity at any time prior to the eighteen (18) month anniversary of the Separation Date which is a “PetSmart Competitor” as defined in Section 8; provided, however, that such restriction will not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any corporation or other entity or enterprise;

(iv)	you actively encourage or solicit at any time prior to the eighteen (18) month anniversary of the Separation Date any of the Company’s then current employees, consultants or independent contractors to leave the Company’s employ for any reason or intentionally interfere with employment or other service relationships, as applicable, at the time existing between the Company and its then current employees, consultants or independent contractors; or

(v)	you induce at any time prior to the eighteen (18) month anniversary of the Separation Date any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees, or other third parties to terminate their existing business relationship with the Company or you intentionally interfere with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee, or other third party.

14.	ENTIRE AGREEMENT. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof, and supersedes any and all agreements previously entered into by and between you and the Company, except the Company and you agree that the Confidentiality Agreement and Agreement Not to Compete and Non-Solicitation Agreements identified in Section 8 and any similar confidentiality, non-competition and non-solicitation agreements entered into between you and the Company shall also remain in force and effect. To the extent the provisions of such other agreements differ in substance from this Agreement, those provisions shall be enforceable to the extent they afford additional or greater protection to the Company. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a written agreement signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

Lawrence Molloy

November 13, 2012

15.	SUCCESSORS AND ASSIGNS. This Agreement will bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.

16.	WARRANTIES. You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise on or against any potential claims or causes of action released herein. Both you and the Company warrant and represent that we are each, respectively, fully entitled and duly authorized to enter into this Agreement and perform our respective obligations hereunder.

17.	INDEMNITY. Nothing contained herein will be deemed to terminate or alter any obligation of the Company to indemnify you or provide you with a legal defense, to the extent provided under applicable law, the certificate of incorporation or the bylaws of the Company or any other agreement, with respect to any claims which may be brought against you arising from or relating to your service as an officer or director of the Company or any of its affiliates.

18.	APPLICABLE LAW. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Arizona as applied to contracts made and to be performed entirely within Arizona. You also agree that the Maricopa County Arizona State Superior Court will have exclusive jurisdiction and be the sole venue for resolving any dispute regarding your employment or this Agreement or related agreements.

19.	NO GUARANTEE OF EMPLOYMENT. Nothing contained in this Agreement shall impair or interfere in any way with the right of the Company to terminate your employment. Notwithstanding this right or any such termination, the Company will continue to provide you with the benefits, compensation and other rights described in this Agreement. The only exceptions to the Company’s obligation to continue to provide you with the benefits, compensation and other rights described in this Agreement in the event of a termination of employment are limited to and specifically set forth below:

(i)	In the event of any alleged breach by you of any of the Company’s Code of Business Ethics and Policies or any of the provisions of this Agreement set forth in Sections 8, 9 or 13. If the Company intends to cease the benefits, compensation and other rights described in this Agreement pursuant to this Section 19(i), the Company will provide you with three (3) business days’ written notice of such intent, including a description of the event or circumstances that forms the basis for such cessation, and you will have three (3) business days from the date of such notice to cure such alleged breach; and

(ii)

In the event of any alleged breach of performance obligations as set forth in Sections 2 or 4 of this Agreement, said termination will be considered without cause and the Company will continue to pay and provide you with the benefits, compensation and other rights described in this Agreement

Lawrence Molloy

November 13, 2012

unless termination is for one of the following reasons: (a) a refusal or failure by you to follow either the law or the reasonable directions of the Board or individual to whom you report, which refusal or failure is not cured within ten (10) days following delivery of written notice of such conduct to you; (b) a material failure by you to perform your duties in a manner reasonably satisfactory to the Board that is not cured within ten (10) days following delivery of written notice of such failure to you; or (c) participation in, a conviction of or a plea of guilty or nolo contendere to a felony or any crime involving moral turpitude, fraud or dishonesty that is likely to have or has had a material adverse effect on the Company.

20.	SEVERABILITY. If a court or tribunal of competent jurisdiction determines any term or provision of this Agreement, the agreements identified in Section 8, and/or any similar confidentiality, non-competition and non-solicitation agreements entered into between you and the Company, is invalid or unenforceable, in whole or in part, then the remaining terms and provisions of this Agreement and such other agreements shall remain enforceable. Notwithstanding any contrary provision in any such agreements, the court or tribunal will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

21.

CODE SECTION 409A. This Agreement is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4) and be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed and interpreted in accordance with such intent, provided that, if any severance provided at any time hereunder involves nonqualified deferred compensation within the meaning of Code Section 409A, it is intended to comply with the applicable rules with regard thereto and shall be interpreted accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are determined by the Company on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of the date that is immediately following the expiration of the six (6)-month period measured from the date of such “separation from service” of you, and the date of your death. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for

Lawrence Molloy

November 13, 2012

another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (c) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under the letter agreement that is considered nonqualified deferred compensation. In the event the time period for considering any release and it becoming effective as a condition of receiving severance payment shall overlap two calendar years, no amount of such severance payment shall be paid in the earlier calendar year.

22.	PARAGRAPH HEADINGS. The paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

23.	COUNTERPARTS. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument.

24.	CONSTRUCTION. This Agreement will be deemed drafted by both parties, and will not be construed against either party as the drafter of the document.

Please advise me of your acceptance of the Company’s offer by signing below. Return the originals to me and retain the enclosed copy for your files. Please call me if you have any questions.

PETSMART, INC.

By:	/s/ Robert F. Moran
	Name:	Robert F. Moran
	Title:	Chairman and Chief Executive Officer

UNDERSTOOD AND AGREED:

/s/ Lawrence P. Molloy
Lawrence P. Molloy

November 13, 2012
Date:

Exhibit A – Confidentiality Agreement

Exhibit B – Non-Compete and Non-Solicitation Agreement

Exhibit C – General Release and Waiver

Exhibit D – June 13, 2013 Resignation Letter

Exhibit E – March 31, 2014 Resignation Letter

EXHIBIT A

CONFIDENTIALITY AGREEMENT

I recognize that in consideration of my employment or continued employment by PetSmart, Inc., having its corporate headquarters at 19601 N. 27th Avenue, Phoenix, Arizona 85027, or its affiliates (hereinafter referred to as “the Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.	DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION. At all times during and after the term of my employment, I will hold in strictest confidence and will not disclose to any unauthorized person or use (except in connection with ‘my work for the Company) any of the Company’s Confidential Information. “Confidential Information” means trade secrets and any information, process or idea considered confidential and not publically disclosed by the Company.

2.	CONFIDENTIAL INFORMATION. Examples of Confidential Information include:

(a)	The Company’s customer and prospective customer lists (including, but not limited to, computer based/rolodex/address book information);

(b)	The Company’s vendor and prospective vendor lists (including, but not limited to, computer based/rolodex/address book information);

(c)	Confidential correspondence, notes, files, memoranda, notebooks, drawings, schematics, specifications, plans, programs, price lists, inventory control lists, materials, data, information of any kind, videotapes, tangible property, equipment, entry cards, identification badges and keys;

(d)	Confidential information regarding the Company’s operations, finances, methods, plans and results;

(e)	The Company’s confidential arrangements with suppliers and distributors;

(f)	The Company’s confidential plans and strategies for research, development, expansion, store design, staffing and management systems, new products, purchasing, budgets, priorities, marketing and sales;

(g)	The Company’s confidential financial statements and data regarding sales, profits, productivity, purchasing arrangements, prices and costs;

(h)	Confidential information regarding the Company’s computer systems and programs;

(i)	Third-party confidential information which the Company has a duty to maintain as confidential;

(j)	Confidential personnel information such as the identities, capabilities, activities, compensation, performance, and ratings of employees;

(k)	Confidential information regarding employee hiring, incentive, evaluation and discipline practices and programs;

(l)	Confidential training programs, techniques, and materials;

(m)	Confidential grooming methods and practices;

(n)	Confidential marketing and promotional plans, methods, budgets and targets; and

(o)	Confidential cost-control methods and practices.

I understand that this list is not all-inclusive and that other information may qualify as Confidential Information. In the event that I am not sure whether certain information is Confidential Information, I shall treat it as Confidential Information unless the Company informs me to the contrary.

3.	TERMINATION OF EMPLOYMENT: When I leave the employment of the Company, I will deliver to the Company the originals and all copies of any and all notes, memoranda, records and documentation and any other material containing or disclosing any Confidential Information of the Company that are in my possession or under my control. Prior to leaving, I will comply with the Company’s exit interview procedures.

4.	CONFIDENTIAL INFORMATION OF OTHER EMPLOYERS: I will not during my employment at the Company improperly use or disclose any confidential information or trade secrets, if any, of any former or concurrent employer.

5.

OWNERSHIP OF INTELLECTUAL PROPERTY: All work product including, but not limited to, deliverables, business continuity planning programs, designs, installation drawings, drawings, reports, calculations, maps, photographs, computer programs, code, software, development, systems design, specifications, notes, data, location lay-outs, services, and any other pertinent data, in whatever form of media, specifically prepared, produced, created, and/or authored by me are works for hire (collectively referred to herein as “Work”) and are the exclusive property of the Company. To the extent title to any Work may not, by operation of law, vest in the Company or the Work may not be considered works for hire, I irrevocably assign all my rights, title, and interest in the Work to the Company. The Company may obtain, and hold in its own name, copyrights, registrations, or such other protections as may be appropriate to the subject matter of the Work. Upon the Company’s request, I agree while employed by the Company and any time thereafter to give the Company, at its expense, and any person designated by the Company, reasonable assistance required to achieve or record these rights. (This paragraph, however, shall not be interpreted to require the assignment of any Work which I can prove I developed entirely on my own time, without the use of any equipment, supplies, facilities or Confidential Information of the Company, and which neither results from the work I perform for the Company nor is related to the business of the Company). In the event that the Company is unable, after reasonable effort, to secure my signature on any documents needed to apply for or prosecute a Work, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, and other registrations available for protections with the same legal force and effect as if executed by me. I acknowledge that I am responsible for understanding, complying with, and implementing the Company’s Intellectual Property Policy and Guidelines published by the Company as they apply to my position and area of accountability at the Company.

6.	DURATIONS: The obligations imposed by paragraphs 1 and 5 of this Confidentiality Agreement shall remain in force indefinitely, even if my employment with the Company terminates for any reason.

7.	INJUNCTIVE RELIEF: I acknowledge and agree that in the event of a breach or threatened breach of this Confidentiality Agreement, the Company will suffer an irreparable injury, and remedies at law may be inadequate. Accordingly, I agree that in such event the Company shall be entitled to apply for an injunction, without bond, restraining me from disclosing Confidential Information or from rendering any services to any person, company, or other entity to whom such Confidential Information has been disclosed or is threatened to be disclosed. (This clause, however, shall not be interpreted as prohibiting the Company from pursing any other available remedies, including the recovery of damages).

8.	GENERAL:

(a)	ATTORNEY FEES - . If any legal action arises relating to this Confidentiality Agreement, the prevailing party shall be entitled to recover all costs, expenses, and reasonable attorneys’ fees incurred because of the legal action.

(b)	SEVERABILITY - . In the event that any paragraph or provision of this Confidentiality Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed from this Confidentiality Agreement and the balance of this Confidentiality Agreement shall remain in full force and effect.

(c)	GOVERNING LAW - . This Confidentiality Agreement shall be governed by the laws of the State of Arizona. I also agree that the Maricopa County Arizona State Superior Court will have exclusive jurisdiction and be the sole venue for resolving any dispute regarding my employment or this Confidentiality Agreement or related agreements.

(d)	CONSULTING RELATIONSHIP - . As used in this Confidentiality Agreement, references to employment shall be deemed to include and refer to consulting relationships as well.

(e)	CUMULATIVE REMEDIES; WAIVER - . All rights and remedies conferred under this Confidentiality Agreement or by any other instrument or law shall be cumulative, and may be exercised singularly or concurrently. Failure by the Company to enforce and provision shall not be deemed a waiver of future enforcement of that or any provision.

9.	EXECUTION: This Confidentiality Agreement is executed on the date indicated on the Signature Page and covers all Confidential Information currently known to me as well as Confidential Information that shall become known to me during my tenure at the Company.

Print Name:	Lawrence P. Molloy

Signature:	/s/ Lawrence P. Molloy

Date:	November 13, 2012

EXHIBIT B

NON-COMPETE AND NON-SOLICITATION AGREEMENT

Capitalized terms used and not defined in this Non-Compete and Non-Solicitation Agreement (this “Agreement”) shall have the meanings given to such terms in the Letter Agreement between the Company and Lawrence P. Molloy, dated November 13, 2012.

1.	I agree for eighteen (18) months following my Separation Date, I will not, either directly or through others, solicit, attempt to solicit or hire any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

2.	I further agree until eighteen (18) months from my Separation Date, I will not directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with any PetSmart Competitor. “PetSmart Competitor” is defined to mean any entity engaged in whole or in part in the pet retail or pet services industry that: (i) if it is primarily engaged in the pet retail or pet services industry, has annual gross revenue related to pets, pet retail or pet services (collectively, “Pet-related Revenue”) of at least $100 million (including, but not limited to Petco, Pet Supplies Plus, Pet Supermarket, Pet Food Express, Pet Valu (Canada), Super Pet (Canada) Petland (US and Canada)); or (ii) if it is not primarily engaged in the pet retail or pet services industry, its annual Pet-related Revenue equals or exceeds 20% of its total annual revenue as measured by Generally Accepted Accounting Principles. In addition, notwithstanding the foregoing, “PetSmart Competitor” shall also mean WalMart and Target.

3.	I understand and I agree that this Agreement supplements, and does not supersede, other agreements with the Company that I have made, such as the Confidentiality Agreement, which I have signed. My obligation to keep the Company’s trade secrets and other confidential information in strictest confidence will continue to be binding following the termination of my employment and the expiration of the eighteen (18) months non-competition period thereafter, or as allowed or required by applicable law. I also understand that while this Agreement allows me to compete with the Company following the expiration of the eighteen (18) month period, it does not give me license to engage in acts that would constitute unfair competition in violation of applicable law.

4.	I acknowledge and agree that in the event of a breach or threatened breach of this Agreement, the Company will suffer irreparable injuries and remedies at law may be inadequate. Accordingly, I agree that in such event, the Company shall be entitled to apply for an injunction restraining me from rendering any services to any person, company, or other entity in violation of this Agreement, without bond. This clause, however, shall not be interpreted as prohibiting the Company from pursuing any other available remedies, including the recovery of damages.

5.	If legal action arises relation to this Agreement, the prevailing party shall be entitled to recover all costs, expenses, and reasonable attorney fees incurred because of legal action.

6.	All the provisions of this Agreement are severable and/or divisible. If any paragraph, provision, or part of a provision in this Agreement shall be held to be illegal or unenforceable, such a paragraph or provision shall be modified to the extent necessary to make it enforceable.

7.	This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Arizona as applied to contracts made and to be performed entirely within Arizona. I also agree that the Maricopa County Arizona State Superior Court will have exclusive jurisdiction and be the sole venue for resolving any dispute regarding my employment or this Agreement or related agreements.

8.	All rights and remedies conferred under this Agreement or by any other instrument of law shall be cumulative, and may be exercised singularly or concurrently. Failure by the Company to enforce any provision shall not be deemed a waiver of future enforcement of that or any other provision.

UNDERSTOOD AND AGREED:

Print Name:	Lawrence P. Molloy

Signature:	/s/ Lawrence P. Molloy

Date:	November 13, 2012

EXHIBIT C

GENERAL RELEASE AND WAIVER

1.

RELEASE AND WAIVER OF CLAIMS. In consideration of the payments and other benefits described in the Letter Agreement dated November 13, 2012 (the “Agreement”), between LAWRENCE P. MOLLOY (“EMPLOYEE” or “you”) and PETSMART, INC. (the “Company”) and other good and valuable consideration received from the COMPANY, receipt of which is hereby acknowledged, EMPLOYEE, in full satisfaction, hereby agrees to, and does, release, acquit and forever discharge the COMPANY, and its parent entities and subsidiaries, and their officers, directors, agents, insurers, employees, attorneys, shareholders, successors, assigns and affiliates (collectively, the “Released Parties”), of and from any and all matters, claims, demands, damages, causes of actions, debts, liabilities, costs, expenses, attorneys’ fees, damages, indemnities, controversies, judgments, suits and obligations of every kind and nature, in law, equity or otherwise, foreseen or unforeseen, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising or in any way related to agreements, events, acts or conduct between EMPLOYEE and Company at any time prior to and/or including the date of your execution of this Agreement (collectively, “Claims and Demands”), including but not limited to: all Claims and Demands directly or indirectly arising out of or in any way connected with (i) EMPLOYEE’S employment with any of the Released Parties or the termination of that employment; (ii) Claims and Demands related to salary, bonuses, commissions, stock, stock options, restricted stock or any other ownership interests in the Company, vacation pay, fringe benefits, expenses reimbursements, severance pay, or any other form of compensation; (iii) Claims and Demands related to unjust, wrongful, retaliatory, or tortious discharge (including any claim of fraud, negligence, whistleblowing, tortious interference with contracts or prospective economic advantage, negligent intentional infliction of emotional distress, or intentional infliction of emotional distress); (iv) Claims and Demands related to defamation, slander, libel or other common law action; (v) Claims and Demands involving or arising under any type of federal, state, local or other laws, statutes, regulations, ordinances or any other source of legal obligations, including but not limited to: the federal Civil Rights Act of 1964; the federal Civil Rights Act of 1991, the federal Americans with Disabilities Act of 1990 (ADA); the Rehabilitation Act of 1973, the federal Age Discrimination in Employment Act of 1967 (ADEA); the Older Workers Benefit Protection Act (OWBPA), the Equal Pay Act, the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act (FMLA); the Employee Retirement Income Security Act of 1974 (ERISA); the Arizona Civil Rights Act; as each is amended, tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; human rights, civil rights and employment laws of the State of AZ and any other relevant federal, state or local statutes or ordinances; (vi) Claims and Demands for pay, insurance, or welfare benefits or any other benefits of employment with the Company arising from the events occurring prior to the date of this General Release and Wavier (“Release”) other than claims for benefits to which EMPLOYEE is entitled under the Agreement and any applicable worker’s compensation or unemployment compensation; and (vii) any Claims and Demands relation to a breach of the implied covenant of good faith and fair dealing; provided, however, that nothing herein shall prevent EMPLOYEE from enforcing the terms of the Agreement or obtaining his vested right to a benefit under the SaveSmart

401(k) Plan. This release does not waive rights or claims that by law cannot be released by private agreement, such as involvement in agency proceedings, but it does waive EMPLOYEE’S individual right to compensation or monetary relief of any kind from the Released Parties that might arise from any such proceedings. This Release applies only to claims that arise on or before the date EMPLOYEE signs this Release and does not include claims that EMPLOYEE may have that arise after the date he signs this Release.

2.	AGREEMENT NOT TO SUE. EMPLOYEE hereby agrees not to sue or to pursue any claim against Released Parties with respect to any claims released pursuant to this Release. EMPLOYEE hereby acknowledges that EMPLOYEE has been advised by the COMPANY to consult an attorney prior to executing this Release and that EMPLOYEE has had a full opportunity to do so. EMPLOYEE agrees that if any such claim referenced herein is filed, pursued or otherwise prosecuted, EMPLOYEE waives his right to relief from any such claim, including the right to damages, attorneys’ fees, court costs and any and all other relief, whether legal or equitable, sought in connection with such claim. EMPLOYEE further represents, declares, and agrees that EMPLOYEE agrees that if he, or any person or entity should bring a charge, claim, complaint or action on his behalf, EMPLOYEE hereby waives and forfeits any right to recover any monetary dames under said claim and shall be liable for the payment of all damages and costs, including attorneys’ fees incurred by the Released Parties, or any of them, in connection with such a claim and COMPANY shall not be obligated to make any payment or benefit not already made to EMPLOYEE. EMPLOYEE voluntarily accepts the benefits described in the Agreement for the purposes of making a full and final compromise, adjustment, and settlement of all claims hereinabove described.

3.	NO CLAIMS PENDING. EMPLOYEE represents and warrants that as of the date he signs this Release, he has not initiated or caused to be initiated or caused to be initiated against the Company an administrative claim, investigation, proceeding or suit of any kind.

4.	WAIVER IS KNOWING AND VOLUNTARY. EMPLOYEE acknowledges that, among other things, EMPLOYEE hereby knowingly and voluntarily waives and releases any and all rights he may have under ADEA, as amended, arising to and including the date EMPLOYEE signs this Release. EMPLOYEE also acknowledges that the severance pay and other benefits afforded under the Agreement constitute consideration that is in addition to anything of value to which EMPLOYEE already is entitled. EMPLOYEE further acknowledges that he has been advised in writing as stated in this Section 4: (a) that EMPLOYEE’S waiver and release does not apply to any rights or claims that arise after the execution date of this Release; (b) to consult with an attorney prior to executing this Release; (c) that EMPLOYEE has twenty-one (21) calendar days to consider the Agreement and Release (although you may knowingly choose to voluntarily execute this Release earlier); and (d) that EMPLOYEE has seven (7) calendar days following the execution of this Release to revoke this Release. The Company and EMPLOYEE agree that any notice of revocation must be in writing and delivered, or provided to a third-party commercial carrier (for example, Federal Express or United Parcel Service) or the U.S. Postal Service, at any time on or before the seventh (7th) calendar day following EMPLOYEE’S execution of this Release for delivery the next business day to:

Neil Stacey

PetSmart Inc.

19601 North 27th Avenue

Phoenix Arizona 85027

The Company and EMPLOYEE agree that to the extent permitted under applicable law, any changes made to the Agreement or this Release after you receive it, whether or not material, do not restart the running of the 21 calendar day review period. This Release shall not be effective until the tenth calendar day after this Release is executed by EMPLOYEE, provided that EMPLOYEE has not revoked the Release (as described in this Section 4).

5.	CIVIL CODE SECTION 1542 WAIVER. In giving this release, which includes claims that may be unknown to EMPLOYEE at present, though arising on or before the date of this Release’s execution, EMPLOYEE acknowledges that EMPLOYEE understands he is waiving the benefit of any provision of law in any jurisdiction, including but not limited to California Civil Code section 1542, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release which if known by him/her must have materially affected his/her settlement with the debtor.” EMPLOYEE expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Release.

6.	GOVERNING LAW. This release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Arizona as applied to contracts made and to be performed entirely within Arizona. You also agree that the Maricopa County Arizona State Superior Court will have exclusive jurisdiction and be the sole venue for resolving any dispute regarding your employment or this Release or related agreements.

IN WITNESS WHEREOF, the EMPLOYEE has executed this General Release and Waiver.

I HAVE READ THIS GENERAL RELEASE AND WAVIER AND, UNDERSTANDING ALL OF ITS TERMS, SIGN IT OF MY FREE WILL.

Date	November 13, 2012	/s/ Lawrence P. Molloy
LAWRENCE P. MOLLOY

PETSMART, INC.

Date	November 13, 2012	By	/s/ Robert F. Moran

		Title	Chairman and Chief Executive Officer

EXHIBIT D

RESIGNATION LETTER—TRANSITION DATE

Date: [June 30, 2013]

Board of Directors

PetSmart, Inc.

19601 N. 27th Avenue

Phoenix, AZ 85027

I hereby tender my voluntary resignation as an officer of PetSmart, Inc. and any of its affiliated entities (collectively the “Company”), including as Executive Vice President and Chief Financial Officer of the Company, and from all boards and committees of the Company, effective as of the close of business on June 30, 2013.

EXHIBIT E

RESIGNATION LETTER—SEPARATION DATE

Date: [March 31, 2014]

Board of Directors

PetSmart, Inc.

19601 N. 27th Avenue

Phoenix, AZ 85027

I hereby tender my voluntary resignation as an employee of, and from any and all positions I may hold with, PetSmart, Inc. and any of its affiliated entities (collectively the “Company”), including as a special advisor to the Chief Executive Officer of the Company, effective as of the close of business on March 31, 2014.